Exhibit 3.427

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 04/04/1996
960099184 — 2610854
CERTIFICATE OF FORMATION
OF
D & L DISPOSAL L.L.C.
A LIMITED LIABILITY COMPANY
          FIRST: The name of the limited liability company is:
D & L Disposal L.L.C.
          SECOND: The address of the limited liability company’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
          THE UNDERSIGNED, being the individual forming the limited liability company, has executed, signed and acknowledged this Certificate of Formation this 4th day of April, 1996.

/s/ Blaine A. Lamperski
Blaine A. Lamperski